Exhibit 10.1

Execution version

STOCK PURCHASE AND SALE AGREEMENT

dated as of

April 29, 2013

by and among

COURIER NEW MEDIA, INC.,

FASTPENCIL, INC.,

THE SELLERS

and

HOLDER REPRESENTATIVE

3.27	Customers and Suppliers	35

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		36

4.1	Ownership of Purchased Shares	36
4.2	Due Authorization	36
4.3	Non-Contravention	36
4.4	Litigation	37
4.5	Governmental Authorities and Consents	37
4.6	Brokers’ Fees	37

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		37

5.1	Corporate Organization	37
5.2	Due Authorization	37
5.3	No Conflict	38
5.4	Litigation and Proceedings	38
5.5	Governmental Authorities; Consents	38
5.6	Brokers’ Fees	38

ARTICLE VI. COVENANTS OF THE COMPANY AND THE SELLERS		39

6.1	Conduct of Business	39
6.2	Inspection	40
6.3	Notice of Certain Events	41
6.4	Code § 280G Vote	41
6.5	Stockholder Approval	41
6.6	Exclusivity	41

ARTICLE VII. COVENANTS OF ACQUIROR		42

7.1	Indemnification and Insurance	42

ARTICLE VIII. JOINT COVENANTS		43

8.1	Support of Transaction; Consents	43
8.2	Termination of Affiliate Obligations	43

ARTICLE IX. CONDITIONS TO OBLIGATIONS		43

9.1	Conditions to Obligations of Acquiror, the Company and the Sellers	43
9.2	Conditions to Obligations of Acquiror	44
9.3	Conditions to the Obligations of the Company and the Sellers	46

ARTICLE X. TERMINATION/EFFECTIVENESS		47

10.1	Termination	47
10.2	Effect of Termination	47

ARTICLE XI. HOLDER REPRESENTATIVE		48

11.1	Designation and Replacement of Holder Representative	48
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	48

ARTICLE XII. INDEMNIFICATION		49

12.1	Survival of Representations, Warranties and Covenants	49
12.2	Indemnification	49
12.3	Indemnification Claim Procedures	51
12.4	Limitations on Indemnification Liability	52
12.5	Materiality	53
12.6	Limitation on Contribution and Certain Other Rights	53
12.7	Escrow Account	53

ARTICLE XIII. MISCELLANEOUS		54

13.1	Waiver	54
13.2	Notices	54
13.3	Assignment	55
13.4	Rights of Third Parties	56
13.5	Expenses	56
13.6	Governing Law	56
13.7	Captions; Counterparts	56
13.8	Schedules, Annexes and Exhibits	56
13.9	Construction	56
13.10	Entire Agreement	57
13.11	Amendments	57
13.12	Publicity	57
13.13	Severability	57
13.14	Jurisdiction	58
13.15	Service of Process	58
13.16	Specific Performance and Remedies	58
13.17	No Reliance	59
13.18	Legal Advice	59

Schedules, Annexes and Exhibits

Schedule 1.1 — Liens

Schedule 1.2 — Target Working Capital

Schedule of Exceptions

Schedule 9.2(e) — Agreements to be Terminated

Schedule 9.2(h) — Third-Party Consents, Waivers and Approvals

Schedule 9.2(l) — Employees and Consultants

Schedule 9.2(m) — Proprietary Information and Inventions Assignment

Schedule 9.2(n) — Noncompetition

Annex A — List of Stockholders

Annex B — Management Pool

Exhibit A — Form of Noncompetition and Nonsolicitation Agreement

Exhibit B — Form of Escrow Agreement

STOCK PURCHASE AND SALE AGREEMENT

This Stock Purchase and Sale Agreement (this “Agreement”), dated as of April 29, 2013, is entered into by and among Courier New Media, Inc., a Massachusetts corporation (“Acquiror”), FastPencil, Inc., a Delaware corporation (the “Company”), all of the holders of capital stock of the Company (each a “Seller,” and collectively, the “Sellers”), and Steven K. Wilson, solely in his capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company and any right, title, interest or claim to such capital stock of the Company (the “Purchased Shares”);

WHEREAS, Acquiror desires to purchase from the Sellers, and the Sellers desire to sell to Acquiror, all of the Purchased Shares; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, Steven K. Wilson shall serve as a representative of the Sellers and the members of the Management Pool.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“280G Stockholder Approval Procedures” has the meaning specified in Section 6.4.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 12.2(a).

“Acquisition Transaction” has the meaning specified in Section 6.6.

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Earnout Amount” means $4,000,000.

“Additional Escrow Cash Per Fully-Diluted Common Share” means an amount equal to (X) the Remaining Additional Escrow Amount minus all payments made pursuant to the

Waterfall Schedule with respect to the Remaining Additional Escrow Amount, then divided by (Y) the Aggregate Fully-Diluted Common Shares.

“Adjusted Third Earnout Amount” means $2,500,000 minus any Second Earnout Amount previously paid to the members of the Management Pool.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully-Diluted Common Shares” means the sum of (i) the aggregate number of shares of Common Stock that would be issuable upon the conversion of all Preferred Shares held by all holders immediately prior to the Closing, plus (ii) the aggregate number of Common Shares held by all holders immediately prior to the Closing.

“Agreement” has the meaning specified in the Preamble hereto.

“Barnes & Noble Net Revenue” means the amount of revenue recognized pursuant to the Consulting Agreement dated September 30, 2011 by and between the Company and Barnesandnoble.com LLC and the License Agreement dated September 30, 2011 by and between the Company and Barnes & Noble, Inc. calculated in accordance with the definition of Net Revenue as set forth in this Agreement.

“Business” means the business of the Company as currently conducted, including but not limited to the business of managing and/or publishing content, distribution of such content to wholesale and retail sales channels including digital and print, and providing software products and services to authors, publishers and enterprise customers.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 2.4(c)(i).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash Per Common Share” means the Closing Date Purchase Price minus $500,000 minus the Preferred Aggregate Liquidation Amount, then divided by the aggregate number of Common Shares held by all holders of Common Stock immediately prior to the Closing.

“Closing Date Cash Per Fully-Diluted Common Share” means the Closing Date Purchase Price minus $500,000 then divided by the Aggregate Fully-Diluted Common Shares.

“Closing Date Purchase Price” has the meaning specified in Section 2.4(a).

“Closing Statement” has the meaning specified in Section 2.4(c)(i).

“Closing Waterfall Schedule” means payments by Acquiror at Closing in the following order: (A) first, each holder of Preferred A Shares and Preferred B Shares shall be entitled to receive, on a pro rata basis, the Preferred Per A Share Amount, in the case of the Preferred A Shares, and the Preferred Per B Share Amount, in the case of the Preferred B Shares, respectively, until fully paid, and (B) next, each holder of Common Shares shall be entitled to receive, in respect of each Common Share held by such holder immediately prior to the Closing, the Closing Date Cash Per Common Share.

“Closing Working Capital” has the meaning specified in Section 2.4(c)(i).

“Closing Working Capital Adjustment” has the meaning specified in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Date Purchase Price” has the meaning specified in Section 2.4(a).

“Common Shares” means any shares of the Common Stock of the Company and any right, title, interest or claim thereto.

“Common Stock” means the class A common stock, par value $0.001 per share, of the Company.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 3.12(a).

“Company Covenants” has the meaning specified in Section 12.2(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business, as currently conducted and proposed to be conducted.  “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Contracts” means any written or binding oral contracts, agreements, subcontracts, leases, purchase orders or other instruments (including any amendments, addendums and other modifications thereto).

“Copyrights” has the meaning specified in the definition of “Intellectual Property.”

“DGCL” means the Delaware General Corporation Law, as amended.

“Earnout Consideration” means each of the First Earnout Amount, the Second Earnout Amount, the Third Earnout Amount and the Additional Earnout Amount, to the extent earned.

“Earnout Period” means the period commencing on the Closing Date and ending on the earlier of (A) the second (2nd) anniversary of the First Earnout Date, and (B) the fifth (5th) anniversary of the Closing Date.

“Employees” means the employees of the Company.

“Environmental Claims” has the meaning specified in Section 3.21.

“Environmental Laws” means any and all applicable foreign, United States federal, state or local laws, statutes, ordinances, rules, or regulations relating to pollution, the protection of the environment, or the use, storage, treatment, handling, generation, release, disposal, or transportation of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.21.

“ERISA” has the meaning specified in Section 3.12(a).

“ERISA Affiliate” has the meaning specified in Section 3.12(e).

“Escrow Agent” means BNY Mellon, National Association.

“Escrow Agreement” means the Escrow Agreement to be executed by Acquiror, the Holder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Escrow Amount” means $500,000 plus, if elected by Acquiror, the amount of potential liability relating to the engagement letter by and between the Company and BTI Group as determined by Acquiror (the “Initial Escrow Amount”), which amount is subject to increase by an additional $500,000 payable immediately prior to the First Earnout Payment Date to the extent the First Earnout Amount is earned (such additional increase, the “Additional Escrow Amount”).

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, together with any interest or earnings thereon, as such sum may be decreased as provided in Section 2.4(c)(iii).

“Estimated Holder Allocable Expenses” has the meaning specified in Section 2.7.

“Financial Statements” has the meaning specified in Section 3.7.

“First Earnout Date” has the meaning specified in Section 2.5(a)(i).

“First Earnout Payment Date” has the meaning specified in Section 2.5(a)(i).

“First Earnout Period” means a trailing twelve (12) fiscal month period of the Company following the Closing Date, during the three-year period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

“First Earnout Amount” means $6,500,000.

“First Earnout Cash Per Fully-Diluted Common Share” means an amount equal to (X) the First Earnout Amount minus the Additional Escrow Amount minus all payments made pursuant to the Waterfall Schedule with respect to the First Earnout Amount, then divided by (Y) the Aggregate Fully-Diluted Common Shares.

“First Earnout Net Revenue” means Net Revenue of the Company during the First Earnout Period.

“First Release Date” has the meaning specified in Section 12.7.

“Free or Open Source Software” means any software (in source or object code form) licensed from a third party under (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge.

“Fundamental Representations” has the meaning specified in Section 12.1.

“Funded Debt” means any liability, whether or not contingent, of the Company (i) in respect of borrowed money or evidenced by bonds, monies, notes, debentures, or similar instruments, (ii) relating to any change of control payments, bonuses or other consideration that become payable as a result of the consummation of the transactions contemplated by this Agreement (excluding the employer’s portion of any employment taxes payable with respect thereto), (iii) relating to any deferred compensation or amounts owed to employees or consultants, including but not limited to, all accrued and untaken vacation owed to employees; provided that up to one (1) week of untaken vacation accrued for 2012 and any untaken vacation for calendar year 2013 accrued until the Closing Date based on three (3) weeks of annual vacation per employee shall be carried over upon Closing and excluded from the definition of “Funded Debt”, and (iv) relating to any accrued interest, fees, expenses, premiums or penalties in respect of any of the foregoing that may become payable as a result of the consummation of the transactions contemplated by this Agreement; provided that for purposes of this definition, any employer side taxes in connection with payments under this Agreement shall be included in Funded Debt.

“Funded Debt Payoff Amount” means the aggregate amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties) as of the Closing in order to repay and satisfy in full all of the obligations owing with respect to all Funded Debt.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means, with respect to any Person, any order, judgment, injunction, decree, writ, stipulation, determination or award, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Hazardous Material” means any pollutant, contaminant, chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls and chlorofluorocarbons.

“Holder Allocable Expenses” has the meaning specified in Section 2.7.

“Holder Representative” has the meaning specified in Section 11.1.

“Indebtedness” means any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or services but excluding ordinary course current trade payables, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) relating to any deferred purchase price obligations related to past asset or stock acquisitions by the Company, (v) relating to any change of control payments, bonuses or other consideration that become payable as a result of the consummation of the transactions contemplated by this Agreement (excluding the employer’s portion of any employment taxes payable with respect thereto), (vi) relating to any deferred compensation or amounts owed to employees or consultants, including but not limited to, all accrued and untaken vacation owed to employees; and (vii) relating to any accrued interest, fees, expenses, premiums or penalties in respect of any of the foregoing that may become payable as a result of the consummation of the transactions contemplated by this Agreement, assuming the full repayment of all such Indebtedness; provided that the foregoing shall not include intercompany liabilities or obligations.

“Indemnification Claim” has the meaning specified in Section 12.3.

“Indemnified Party” has the meaning specified in Section 12.3.

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that solely for the purposes of Sections 12.3 and 12.4, the

Holder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 12.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.2(a) and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).

“Independent Accounting Firm” has the meaning specified in Section 2.4(c)(ii).

“Initial Escrow Cash Per Fully-Diluted Common Share” means an amount equal to (X) the Remaining Initial Escrow Amount minus all payments made pursuant to the Waterfall Schedule with respect to the Remaining Initial Escrow Amount, then divided by (Y) the Aggregate Fully-Diluted Common Shares.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (i) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);  (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (iv) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (v) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (vi) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Item of Dispute” has the meaning specified in Section 2.4(c)(i).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by the Company, together with, to the extent leased or subleased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights, privileges and other appurtenances relating to the foregoing.

“Licenses In” has the meaning specified in Section 3.20(a).

“Licenses Out” has the meaning specified in Section 3.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means claims, damages, liabilities, losses, Taxes (including, without limitation, loss of any Tax benefits or deductions), fines, penalties, diminution of value (including losses calculated based on valuation multiples for losses of a recurring nature), costs, and expenses (including accumulated interest, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses incurred in connection with the defense or investigation of any claim).

“Loss Payment” has the meaning specified in Section 12.6.

“Majority Holders” has the meaning specified in Section 11.1.

“Management Pool” has the meaning specified in Annex B.

“Marks” has the meaning specified in the definition of “Intellectual Property Assets.”

“Material Adverse Effect” means, with respect to any Person, any effect, change, fact, event or occurrence that has or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole.

“Multiemployer Plan” has the meaning specified in Section 3.12(e).

“Net Revenue” means for any financial period, the amount of revenue recognized as determined in accordance with GAAP, including but not limited to the revenue recognition provisions related to software, based upon the actual amount billed to third party customers with respect to the Business, reduced by returns, discounts, deductions, chargebacks and bad debt.  For the purposes of this definition, “Net Revenue” shall exclude the Barnes & Noble Net Revenue.

“Net Revenue Amount” means the First Earnout Net Revenue, the Second Earnout Net Revenue or the Third Earnout Net Revenue, as applicable.

“Owned Real Property” means all real property and any fixtures or appurtenances thereto owned by the Company.

“Patents” has the meaning specified in the definition of “Intellectual Property Assets.”

“Payment Amount” means the Closing Date Purchase Price, the First Earnout Amount, the Remaining Initial Escrow Amount or the Remaining Additional Escrow Amount, as applicable.

“Permits” has the meaning specified in Section 3.18.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease obligations, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record, (v) Liens securing payment, or any other obligations, of the Company with respect to Indebtedness, (vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any Owned Real Property or Leased Real Property and (vii) Liens described on Schedule 1.1.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Preferred Aggregate Liquidation Amount” means (i) the Preferred Liquidation Amount Per A Share multiplied by the number of Preferred A Shares held by a holder immediately prior to the Closing plus (ii) the Preferred Liquidation Amount Per B Share multiplied by the number of Preferred B Shares held by a holder immediately prior to the Closing.

“Preferred A Shares” means shares of the Preferred Stock, having an original purchase price of $0.50 per Preferred A Share and a conversion to Common Stock ratio of one-to-one.

“Preferred B Shares” means shares of the Preferred Stock, having an original purchase price of $0.75 per Preferred B Share and a conversion to Common Stock ratio of one-to-one.

“Preferred Liquidation Amount Per A Share” means the greater of (i) the original purchase price of the Preferred A Share and (ii) the Closing Date Cash Per Fully-Diluted Common Share.

“Preferred Liquidation Amount Per B Share” means the greater of (i) the original purchase price of the Preferred B Share and (ii) the Closing Date Cash Per Fully-Diluted Common Share.

“Preferred Per A Share Amount” means a portion of the Closing Date Purchase Price equal to the Preferred Liquidation Amount Per A Share multiplied by the number of Preferred A Shares held by a holder immediately prior to the Closing.

“Preferred Per B Share Amount” means a portion of the Closing Date Purchase Price equal to the Preferred Liquidation Amount Per B Share multiplied by the number of Preferred B Shares held by a holder immediately prior to the Closing.

“Preferred Shares” means any shares of the Preferred Stock of the Company and any right, title, interest or claim thereto.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” has the meaning specified in Section 2.4(a).

“Purchased Shares” has the meaning specified in the Recitals hereto.

“Release” or “Released” have the meaning specified in Section 3.21.

“Remaining Initial Escrow Amount” has the meaning specified in Section 2.4(b)(iii).

“Remaining Additional Escrow Amount” has the meaning specified in Section 2.4(b)(iv).

“Results” has the meaning specified in Section 2.5(b)(i).

“Second Earnout Date” has the meaning specified in Section 2.5(a)(ii).

“Second Earnout Period” means the twelve (12) fiscal month period of the Company following the First Earnout Period.

“Second Earnout Amount” means $1,250,000.

“Second Earnout Net Revenue” means Net Revenue of the Company during the Second Earnout Period.

“Second Release Date” has the meaning specified in Section 12.7.

“Section 280G Payments” has the meaning specified in Section 6.4.

“Seller Indemnified Parties” has the meaning specified in Section 12.2(b).

“Shrink Wrap Code” means generally commercially available software in executable code form that is available for a cost of not more than US$10,000 for a perpetual license for a single user or work station (or US$50,000 in the aggregate for all users and work stations).

“Straddle Period” means any taxable year or period that begins before and ends after the Closing Date.

“Stockholder Written Consent” has the meaning specified in Section 6.5.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or 50% or more of the equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Target Working Capital” means $3,689,097 as reflected on Schedule 1.2.

“Taxes” means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Third Earnout Date” has the meaning specified in Section 2.5(a)(iii)(A).

“Third Earnout Period” means the twelve (12) fiscal month period of the Company following the Second Earnout Period.

“Third Earnout Amount” means $1,250,000.

“Third Earnout Net Revenue” means Net Revenue of the Company during the Third Earnout Period.

“Threshold Amount” means $0.75 per share of capital stock of the Company.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property Assets.”

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Waterfall Schedule” means payments by Acquiror in the following order: (A) first, only to the extent not fully paid pursuant to all prior Payment Amounts, payment to each holder of Preferred B Shares, in cash, of a portion of the Payment Amount per Preferred B Share equal to the difference between the Threshold Amount and the amount paid per share pursuant to all prior payments until fully paid; (B) next, only to the extent not fully paid pursuant to all prior Payment Amounts, payment to each holder of Preferred A Shares, in cash, of a portion of the Payment Amount per Preferred A Share equal to the difference between $0.50 and the amount paid per share pursuant to all prior payments until fully paid; (C) next, only to the extent not fully paid pursuant to all prior Payment Amounts, payment to each holder of Common Shares, in cash, of a portion of the Payment Amount per Common Share equal to the difference between $0.50 and the amount paid per share pursuant to all prior payments until fully paid; (D) next, only to the extent not fully paid pursuant to all prior Payment Amounts, payment to each holder of Common Shares and Preferred A Shares, together on a pro rata basis, in cash, of a portion of the Payment Amount equal to the difference between the Threshold Amount and the amount paid per share pursuant to all prior payments until fully paid; and (E) next, payment to each Seller, in cash, of a portion of the Payment Amount equal to (X) the First Earnout Cash Per Fully-Diluted Common Share, the Initial Escrow Cash Per Fully-Diluted Common Share or the Additional Escrow Cash Per Fully-Diluted Common Share, as applicable, multiplied by (Y) with respect to a holder of Common Shares, the number of Common Shares held by such holder immediately prior to the Closing, and with respect to a holder of Preferred Shares, the number of shares of Common Stock that would be issuable upon the conversion of all Preferred Shares held by such holder immediately prior to the Closing.

“Working Capital” means the excess (or deficiency) of the current assets over the current liabilities of the Company as determined in accordance with GAAP.  For purposes of this definition, “Working Capital” includes the $1,500,000 receivable due on January 1, 2014 and excludes any Indebtedness.

As used herein, the phrase “to the knowledge” of any Person shall mean the knowledge, after reasonable inquiry, of: (i) in the case of the Company, Steven K. Wilson, Michael P. Ashley, and Jeremy McNevin and each of the persons reporting directly to each of them as of the date hereof, and (ii) in the case of all other Persons, such Person’s executive officers.

ARTICLE II.
PURCHASE AND SALE OF PURCHASED SHARES

2.1                               Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations and warranties and covenants and agreements made herein, Acquiror will purchase and acquire from the Sellers, and the Sellers will sell, assign, transfer and deliver to Acquiror free and clear of all Liens, all of the Purchased Shares, as shown on Annex A hereto, for a portion of the Purchase Price as determined in accordance with Section 2.4.

2.2                               Delivery of Shares.  At the Closing, each Seller will deliver to Acquiror the original certificate or certificates, as applicable, representing their Purchased Shares, duly endorsed in favor of Acquiror or, if such certificates have been lost, stolen or destroyed, executed affidavits of loss indemnifying Acquiror for any potential future Loss related to the non-delivery of the lost certificate(s) in a form acceptable to Acquiror.  Notwithstanding the foregoing, by executing this Agreement and subject to all other conditions to Closing being fulfilled, each Seller hereby sells, assigns and transfers all of its Purchased Shares as shown opposite such Seller’s name on Annex A hereto and does hereby irrevocably constitute and appoint the Company to transfer such shares on the books of the Company with full power and substitution in the premises. Acquiror may hold the Purchase Price in escrow after Closing until the original stock certificates or an executed certificate of loss are received for the Purchased Shares.

2.3                               Closing.  The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall occur as promptly as practicable after all of the conditions set forth in Article IX shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Goodwin Procter LLP, Three Embarcadero Center, 24th Floor, San Francisco, CA 94111, or at such other place as agreed to by the parties hereto.

2.4                               Payment of Purchase Price; Working Capital Adjustment.

(a)                                 The aggregate consideration payable by Acquiror in connection with the transactions contemplated hereby shall be cash in an amount equal to the sum of (i) $5,000,000, less the amount, if any, by which Target Working Capital exceeds Closing Working Capital (the “Closing Working Capital Adjustment”), less the Funded Debt Payoff Amount, less the Estimated Holder Allocable Expenses (the “Closing Date Purchase Price”), plus (ii) the amount of all Earnout Consideration to the extent payable pursuant to Section 2.5, subject to any adjustment pursuant to Section 12.2(e) (collectively, the “Purchase Price”).  As part of the Purchase Price, immediately prior to the Closing and the First Earnout Payment Date (to the extent the First Earnout Amount is earned), as applicable, Acquiror shall deliver or cause to be delivered to the Escrow Agent out of each of the Closing Date Purchase Price and the First Earnout Amount, the Initial Escrow Amount and the Additional Escrow Amount, respectively, payable by wire transfer in immediately available funds for deposit into the account designated therefor in the Escrow Agreement.

(b)                                 The Purchase Price shall be allocated among the Sellers and the members of the Management Pool as set forth below in this Section 2.4(b), to the extent available for distribution. Payment shall be made to each Seller via wire transfer or check, at such Seller’s election, as set forth on the signature page of each Seller.  Payment may be made through the Company’s payroll processor.

(i)                                          In connection with Closing, each holder of Preferred B Shares, Preferred A Shares and Common Shares shall be entitled to receive, in respect of each Preferred B Share, Preferred A Share and Common Share held respectively by such holders prior to the Closing, their respective portions of the Closing Date Purchase Price according to the Closing Waterfall Schedule.

(ii)                                       In connection with the First Earnout Payment, each holder of Preferred B Shares, Preferred A Shares and Common Shares shall be entitled to receive, in respect of each Preferred B Share, Preferred A Share and Common Share held respectively by such holders prior to the Closing, their respective portions of the First Earnout Amount pursuant to Sections 2.5 and 2.6, subject to adjustment pursuant to Section 12.2(e) according to the Waterfall Schedule.

(iii)                                    In connection with the First Release Date, each holder of Preferred B Shares, Preferred A Shares and Common Shares shall be entitled to receive, in respect of each Preferred B Share, Preferred A Share and Common Share held respectively by such holders prior to the Closing, the remaining unused amount of the Initial Escrow Amount pursuant to Section 12.7 (the “Remaining Initial Escrow Amount”) pursuant to the Waterfall Schedule.

(iv)                                   In connection with the Second Release Date, if any, each holder of Preferred B Shares, Preferred A Shares and Common Shares shall be entitled to receive, in respect of each Preferred B Share, Preferred A Share and Common Share held respectively by such holders prior to the Closing, the remaining unused amount of the Additional Escrow Amount pursuant to Section 12.7 (the “Remaining Additional Escrow Amount”) pursuant to the Waterfall Schedule.

(v)                                      Each member of the Management Pool shall be entitled to the right to receive a portion of the applicable Earnout Consideration pursuant to Sections 2.5 and 2.6, subject to adjustment pursuant to Section 12.2(e) and the terms and conditions set forth on Annex B hereto.

(c)                                  Working Capital Adjustment.

(i)                                          Within sixty (60) days following the Closing Date, Acquiror shall prepare and deliver to the Holder Representative Acquiror’s calculation of the Company’s Working Capital as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Closing Working Capital”), and the Closing Working Capital Adjustment,  together with supporting documentation for such calculation (the “Closing Statement”).  The preparation of the Closing Statement shall be for the sole purpose of determining the Closing Working Capital Adjustment.  The Holder Representative shall have thirty (30) days following his receipt of the Closing Statement (the “Review Period”) to review the same.  On or before the expiration of the Review Period, the Holder Representative shall deliver to Acquiror a written statement accepting or objecting to the Closing Statement.  In the event that the Holder Representative shall object to the Closing Statement, such statement shall include a detailed itemization of the Holder Representative’s objections and the reasons therefor (each, an “Item of Dispute”); provided, that the only basis on which the Holder Representative shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the terms of this Agreement or contains mathematical or clerical errors.  If the Holder Representative does not deliver such statement to Acquiror within the Review Period, the Holder Representative shall be deemed to have accepted the Closing Statement.

(ii)                                       In the event that the Holder Representative shall object to the Closing Statement within the Review Period, Acquiror and the Holder Representative shall promptly meet and in good faith attempt to resolve such objections.  Any such objections which cannot be resolved between Acquiror and the Holder Representative within thirty (30) days following Acquiror’s receipt of the Holder Representative’s statement of objections shall be resolved in accordance with this Section 2.4(c).  If the Holder Representative and Acquiror are unable to resolve such objections as may be raised with respect to the Closing Statement within the thirty (30) day period described above, either party may submit the matter to Grant Thornton LLP, provided, that if Grant Thornton is Acquiror’s auditor, then another independent nationally recognized certified public accounting firm mutually acceptable to Acquiror and the Holder Representative (the “Independent Accounting Firm”).  Acquiror and the Holder Representative shall each provide their respective Closing Statement and the Items of Dispute in writing to the Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination, which determination (i) shall be based solely on whether the Closing Statement or each such Item of Dispute was prepared in accordance with the terms of this Agreement or whether the Closing Statement or each such Item of Dispute contains a mathematical or clerical error or errors and (ii) shall not be resolved so the final amount determined by the Independent Accounting Firm is more favorable to the Holder Representative than the calculation(s) presented in any Item of Dispute delivered by the Holder Representative or more favorable to Acquiror than the calculation(s) presented in the Closing Statement delivered by Acquiror, and, as to each unresolved Item of Dispute, shall be resolved as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the parties, absent manifest error or willful misconduct, and the Closing Working Capital Adjustment shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be paid by the party whose calculation of the Closing Working Capital Adjustment is furthest from the determination rendered by the Independent Accounting Firm.

(iii)                                    In the event of a Closing Working Capital Adjustment, Acquiror may set off such Closing Working Capital Adjustment against the Earnout Consideration or make a claim against the Escrow Fund, at its sole discretion.  In the event of a claim against the Escrow Fund for the purpose of a Closing Working Capital Adjustment, upon the written request of Acquiror, the Holder Representative shall authorize any payment in respect of such claim.  Any such payment shall be made within five (5) Business Days after the Closing Statement becomes final and binding upon the parties.

2.5                               Earnout Consideration.

(a)                                 Earnout Events and Payments.

(i)                                          First Earnout Payment.  Subject to Section 12.2(d), if the First Earnout Net Revenue exceeds $3,000,000 during the First Earnout Period, which shall occur no later than the third (3rd) anniversary of the Closing Date (such date of achievement, the “First Earnout Date”), within ninety (90) days following the First Earnout Date (the “First Earnout Payment Date”), Acquiror shall pay the First Earnout Amount in accordance with Section 2.4.

(ii)                                       Second Earnout Payment.  Subject to Section 12.2(e), if the payment of First Earnout Amount is made pursuant to Section 2.5(a)(i) above and if the Second Earnout Net Revenue exceeds $5,840,000 during the Second Earnout Period (such date of achievement, the “Second Earnout Date”), which shall occur no later than the fourth (4th) anniversary of the Closing Date, within ninety (90) days following the Second Earnout Date, Acquiror shall pay the members of the Management Pool the Second Earnout Amount pursuant to the terms and conditions set forth on Annex B hereto.

(iii)                                    Third Earnout Payment.

A.                                    Subject to Sections 12.2(e) and 2.5(a)(iii)(B), if the payment of First Earnout Amount is made pursuant to Section 2.5(a)(i) above and if the Third Earnout Net Revenue exceeds $11,750,000 during the Third Earnout Period (such date of achievement, the “Third Earnout Date”), which shall occur no later than the fifth (5th) anniversary of the Closing Date, Acquiror shall pay the members of the Management Pool the Third Earnout Amount pursuant to the terms and conditions set forth on Annex B hereto.

B.                                    Subject to Sections 12.2(e), if the payment of First Earnout Amount is made pursuant to Section 2.5(a)(i) above and if the cumulative Net Revenue of the Earnout Period exceeds $20,590,000, within ninety (90) days following the Third Earnout Date, Acquiror shall pay the members of the Management Pool the Adjusted Third Earnout Amount pursuant to the terms and conditions set forth on Annex B hereto. For the avoidance of doubt, unless Section 2.5(a)(iv) applies, the aggregate Earnout Consideration paid by Acquiror over the Earnout Period shall not exceed $9,000,000.

(iv)                                   Additional Earnout Payment.  Subject to Section 12.2(d), if the payment of Third Earnout Amount or Adjusted Third Earnout Amount is made pursuant to Section 2.5(a)(iii) above and if the cumulative Net Revenue of the Earnout Period exceeds $30,885,000, within ninety (90) days following the Third Earnout Date, Acquiror shall pay the members of the Management Pool the Additional Earnout Amount pursuant to the terms and conditions set forth on Annex B hereto.  For the avoidance of doubt, the aggregate Earnout Consideration paid by Acquiror over the Earnout Period shall not exceed $13,000,000.

(b)                                 Dispute Resolution.

(i)                                          No later than sixty (60) days after the First Earnout Date, the Second Earnout Date and the Third Earnout Date, Acquiror shall prepare and deliver to the Holder Representative a calculation of the Net Revenue Amount and Earnout

Consideration (the “Results”), related to the preceding fiscal year.  Acquiror shall prepare the calculation of Net Revenue Amount for such purposes reasonably and in good faith.  In the event that the Holder Representative objects to the Results, then within fifteen (15) days after the delivery to the Holder Representative of the Results (the “Response Period”), the Holder Representative shall deliver to Acquiror a written notice (an “Objection Notice”) describing in reasonable detail the Holder Representative’s objections to the Results and setting forth the Results determined by the Holder Representative to be correct.  If the Holder Representative does not deliver an Objection Notice to Acquiror during the Response Period, then Acquiror’s calculation of the Results shall be binding and conclusive on Acquiror, the Holder Representative, each Seller and each member of the Management Pool.

(ii)                                       If the Holder Representative delivers an Objection Notice objecting to the Results during the Response Period in accordance with Section 2.5(b)(i), and if the Holder Representative and Acquiror are unable to resolve such dispute within twenty (20) days after such Objection Notice is delivered to Acquiror, then the dispute shall be finally settled by the Independent Accounting Firm at the sole cost and expense of the Holder Representative.  If the Earnout Consideration for the applicable period as determined by the Independent Accounting Firm exceeds the Earnout Consideration as reported by Acquiror for such period, then Acquiror shall reimburse the Holder Representative for such cost and expense.

(c)                                  Access to Necessary Information.  At reasonable times during normal business hours and upon reasonable notice provided to Acquiror, Acquiror shall permit the Holder Representative (who shall have executed a confidentiality agreement in form and substance reasonably satisfactory to Acquiror) to make such inspections and copies of such books and records as it may reasonably require, and to discuss such matters with the appropriate personnel of the Company and Acquiror, each to the extent incident to the exercise of the Holder Representative’s right to object to Acquiror’s calculation of the Results.  The Holder Representative agrees that he shall hold (and shall cause his advisors referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause his advisors referred to in the preceding sentence to use) such information solely for determining the Results.

(d)                                 Permitted Transfers.  The interests of any Seller or any member of the Management Pool in any Earnout Consideration shall not be assignable or transferable, except: (a) by operation of law; (b) in connection with a Permitted Transfer (as defined below) (the assignee or transferee of any assignment or transfer permitted pursuant to this Section 2.5(d) being referred to as a “Transferee”); provided, however, that no assignment or transfer of any such interest may occur pursuant to this Section 2.5(d) unless the Transferee signs or delivers to Acquiror a counterpart to this Agreement agreeing to be bound by all of the terms hereof (it being understood that any attempted assignment or transfer in violation of this sentence shall be null and void).  For purposes of this Section 2.5(d), “Permitted Transfer” shall mean any transfer: (A) if a Seller is an individual or with respect to a member of the Management Pool, upon the death of such Seller or member pursuant to any will, trust or similar instrument or pursuant to the laws of descent and distribution; or (B) if a Seller is a corporation, trust, partnership or limited liability company, to one or more stockholders, beneficiaries, partners or members of such Seller.

2.6                               Treatment of Earnout Consideration.  For U.S. federal income Tax purposes, the parties hereto agree that the Earnout Consideration paid under Section 2.5 (other than any amounts which are compensatory) will be subject to the imputed interest rules under Section 483 and/or Section 1274 of the Code and the Treasury Regulations promulgated thereunder.

2.7                               Holder Allocable Expenses.  Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement that shall: (x) include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable and (y) be determined as of the close of business on the Closing Date but without giving effect to the consummation of the transactions contemplated by this Agreement (the “Estimated Holder Allocable Expenses”), of the aggregate amount of the following fees and expenses incurred (to the extent such fees and expenses are not paid prior to the Closing) by the Holder Representative on behalf of the Company, the Sellers and the members of the Management Pool in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (a) the fees and disbursements of the financial advisor and special outside counsel to the Company, the Sellers, the members of the Management Pool and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, brokers, advisors, consultants and experts employed by the Company, the Sellers, the members of the Management Pool and/or the Holder Representative in connection with the transactions contemplated hereby, (c) any transaction fee payable to one or more Affiliates of the Holder Representative in connection with the transactions contemplated hereby and (d) the expenses of the Holder Representative incurred, or that may be incurred, in such capacity (the “Holder Allocable Expenses”).  The Estimated Holder Allocable Expenses shall be accompanied by invoices and payment instructions, including the identity of each recipient, dollar amounts, wire instructions and any other information necessary to effect payment thereof, for each of the foregoing Holder Allocable Expenses.  On the Closing Date, Acquiror shall pay to each party identified in the Estimated Holder Allocable Expenses the amount set forth in the applicable invoice in accordance with the terms of the payment instructions for each such Holder Allocable Expense.

2.8                               Repayment of Closing Funded Debt.  No later than two (2) Business Days prior to the Closing Date, the Company shall provide Acquiror with a schedule of Funded Debt as of the Closing (the “Schedule of Funded Debt”) and customary pay-off letters from all holders of Funded Debt.  The Company shall also make arrangements reasonably satisfactory to Acquiror for such holders to provide to Acquiror recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Acquiror prior to the Closing such that all Liens on the assets or properties of the Company shall be satisfied, terminated and discharged on or prior to the Closing Date other than Permitted Liens.  On the Closing Date, Acquiror shall pay to each holder of Funded Debt (which may be paid through the Company via its payroll processor) the amount set forth in the applicable invoice or payoff letter in accordance with the terms of the payment instructions set forth therein.

2.9                               Withholding.  Notwithstanding any other provision to this Agreement, Acquiror, shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any person such amounts that Acquiror is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law.  To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made, and Acquiror shall disburse such withheld amounts to the applicable Governmental Authority.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company hereby represents and warrants to Acquiror as of the date of this Agreement as follows:

3.1                               Corporate Organization of the Company.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its Business as it is now being conducted.  The copies of the Certificate of Incorporation and Bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete.  The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for the Company are correct in all material respects and contain copies of all organizational documents and actions taken by such entity’s board of directors and stockholders.  The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2                               Subsidiaries.  The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

3.3                               Due Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding or action on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by the Company’s stockholders, which adoption will occur immediately following execution of this Agreement by the Company).  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4                               No Conflict.  Except as set forth on Schedule 3.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law, the Certificate of Incorporation, Bylaws or other organizational documents of the Company, or result in a material breach of any agreement, indenture or other instrument to which the Company is a party or by which the Company may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such material violation, material breach, termination or creation of a Lien or result in a material violation or revocation of any required license, permit or approval from any Governmental Authority or other Person.

3.5                               Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, except as set forth on Schedule 3.5, (i) no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority and (ii) other than board and stockholder consents, no material consent, approval or authorization of, or designation, declaration or filing with or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.6                               Capitalization of the Company.

(a)                                 The authorized capital stock of the Company as set forth in the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on January 8, 2009, and which has not been amended as of the date of this Agreement, consists of (i) 4,000,000 shares of Preferred Stock, of which 1,935,867 shares are issued and outstanding as of the date of this Agreement, and (ii) 16,000,000 shares of Common Stock, of which 7,269,250 shares are issued and outstanding as of the date of this Agreement.  As of the date hereof, all of the issued and outstanding shares of Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  Schedule 3.6(a) sets forth a true and correct list of the capitalization and stockholders of the Company as of the date hereof.

(b)                                 Except as set forth on Schedule 3.6(b), the Company has not granted any outstanding options, warrants, subscriptions, rights (including any preemptive rights) or other securities convertible into or exchangeable or exercisable for shares of the Preferred Stock or Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Preferred Stock or Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of the capital stock of, or other equity or voting interest in, the Company.  There are no outstanding nor authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter.  There are no contracts to which the Company is a party or by which it is bound to vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.  There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party.

3.7                               Financial Statements.  Attached as Schedule 3.7 hereto are the unaudited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company as of and for the twelve-month periods ended August 31, 2012, August 31, 2011 and August 31, 2010 and the unaudited consolidated balance sheet as of December 31, 2012 (the “Financial Statements”).  The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements.  Each of the Financial Statements (i) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and (ii) has been prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments (none of which shall be material individually or in the aggregate) and the absence of footnote disclosure.  The projections previously provided to Acquiror represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof, and to the knowledge of the Company there exists no basis to reasonably believe that such projections will not be achieved.

3.8                               Undisclosed Liabilities.  Except as set forth on Schedule 3.8, as of the date of this Agreement, there is no liability, debt or obligation of or claim of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, against the Company, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of Business of the Company (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) or (c) incurred as a result of the transactions contemplated by this Agreement.

3.9                               Litigation and Proceedings.  Except as set forth on Schedule 3.9, as of the date of this Agreement, no claims, actions or other Proceedings pending or, to the knowledge of the Company, threatened in writing (i) against the Company, or (ii) to the knowledge of the Company, against any officer, director or key employee of the Company in their respective capacities in such positions.  As of the date hereof, the Company is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority which would reasonably be expected to (i) prevent or delay the consummation of the transactions contemplated hereby or (ii) would have, individually or in the aggregate, a Material Adverse

Effect on the Company.  Except as set forth on Schedule 3.9, neither the Company nor any of its officers, directors or key employees, in their capacity as such, has received any opinion or legal advice in writing to the effect that the Company is exposed from a legal standpoint to any liability that may be material to the Company’s Business as previously, currently or proposed to be conducted.

3.10                        Legal Compliance.  Except with respect to matters set forth on Schedule 3.10, the Company is, as of the date of this Agreement, in compliance with all applicable Laws in all material respects.  Since its inception, the Company has not received any written notice of any violation of, or failure to comply with any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties.  The Company has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the Business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the Business, affairs, properties or assets of the Company.

3.11                        Contracts; No Defaults.

(a)                                 Schedule 3.11 contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company is a party.  True, correct and complete copies of the Contracts listed on Schedule 3.11 have been delivered to or made available to Acquiror or its agents or representatives.

(i)                                          Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company of more than $25,000 in any year;

(ii)                                       Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii)                                    Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company (other than in the ordinary course of business), in each case, involving payments in excess of $10,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining;

(iv)                                   Each Contract concerning Owned Real Property, Leased Property, license, installment and conditional sale agreement, and other Contract that (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (B) involves aggregate payments in excess of $10,000 in any calendar year;

(v)                                      Each joint venture Contract and each partnership agreement or limited liability company agreement to which the Company, on the one hand, and any third party, on the other hand, are parties;

(vi)                                   Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000 in any calendar year;

(vii)                                Each License In or License Out that involves aggregate payments to or by the Company in excess of $10,000 in any calendar year;

(viii)                             Each Contract that contains a covenant not to compete, or other covenant restricting the development, manufacture, marketing or distribution of Products;

(ix)                                   Each Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in the ordinary course of business or in connection with the sale process of the Company;

(x)                                      Each Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company;

(xi)                                   Each Contract pursuant to which the Company has granted any exclusive marketing, sales, use or distribution rights to any third party;

(xii)                                Each Contract relating to stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(xiii)                             Each collective bargaining Contract or other agreement with any labor union or other employee representative of a group of Employees;

(xiv)                            Each Contract that provides any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made (whether required or discretionary) to Employees of the Company at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby; and

(xv)                               Each Contract with an officer or key employee of the Company regarding the terms and conditions of such officer’s or key employee’s employment.

(b)                                 Except as set forth on Schedule 3.11(b), as of the date of this Agreement, each of the Contracts listed pursuant to Section 3.11(a) is in full force and effect, (ii) represents a legal, valid and binding obligation of the Company, (iii) to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto and (iv) is enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  The Company has not received any written notice or threat to terminate any Contract listed on Schedule 3.11(a).  Except as set forth on Schedule 3.11(b), (A) neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (B) as of the date of this Agreement, the Company has not received any written claim or notice of material breach of or material default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).  Except as set forth on Schedule 3.11(b), none of the Contracts require that any consent be obtained or notice be provided as a result of the transactions contemplated hereby.

3.12                        Employee Benefit Plans.

(a)                                 Schedule 3.12(a) sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer, independent contractor or employee, which are maintained, sponsored or contributed to by the Company, or under which the Company or any ERISA Affiliate has any material obligation or liability (each a “Company Benefit Plan”).

(b)                                 With respect to each Company Benefit Plan, the Company has delivered to Acquiror correct and complete copies of (i) each Company Benefit Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan and (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan; and (vii) all non-routine correspondence to and from any state or federal agency with respect to such Company Benefit Plan.

(c)                                  (i) Each Company Benefit Plan is and has been operated and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code, and (ii) all payments and/or contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

(d)                                 Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS regarding its qualification under such section or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any

Company Benefit Plan to lose such qualification.  Each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law.  Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan.  Each asset held under any such Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(e)                                  No Company Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.  No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and neither the Company nor any ERISA Affiliate has ever sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.  No event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to liability under Title IV of ERISA.  For purposes of this Section 3.12, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.  No Company Benefit Plan has ever provided health care or any other non-pension benefits to any current or former Employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(f)                                   No actions, suits, governmental administrative proceedings, audits, other proceedings, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits, proceedings, audits or claims.  No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(g)                                  Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

3.13                        Labor Relations.

(a)                                 No Employees are represented by any labor organization or works council with respect to their employment with the Company.  The Company is not, nor has it ever been, a party to, or bound by, any collective bargaining agreement or union contract with respect to the Employees and no collective bargaining agreement is being negotiated by the Company.  To the knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the Employees.  To the knowledge of the Company, there is no material labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or threatened.  The Contracts listed on Schedule 3.13 include all individual, written employment, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, the Company is a party and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty.  The Company has delivered or made available to Acquiror true, correct and complete copies of each such Contract, as amended to date.

(b)                                 The Company is not delinquent in any material payments to any Employee or consultant for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Employees or consultants.

(c)                                  The Company is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act and each other federal, state, local or foreign law relating to hours worked by and payment made to Employees, employment and employment practices and terms and conditions of employment, including without limitation any such laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, occupational safety and health requirements and employment agreements.

3.14                        Taxes.

(a)                                 All Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete.

(b)                                 The Company has fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.14(a)).  The Company is not the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens for Taxes (other than not yet due or payable) upon any of the assets of the Company.

(c)                                  All amounts of Tax required to be withheld by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and paid over to the appropriate Tax authority and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)                                 No deficiency for any amount of Tax has been asserted, assessed, proposed or threatened by any Governmental Authority against the Company, except for deficiencies which have been satisfied by payment, settled or been withdrawn.  No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company.

(e)                                  Schedule 3.14(e) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered to Acquiror correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Company since December 31, 2009.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                   As of the taxable year ended on December 31, 2012, the Company’s net operating loss carryforwards for U.S. federal income tax purposes are no less than $3 million.  Other than with respect to the transactions contemplated by this Agreement, no such net operating loss carryforwards are subject to any limitations under Sections 382 or 384 of the Code.  None of the net operating losses of the Company will expire before August 2029.

(g)                                  The Company (i) is not a party to or bound by any Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company could be liable for the Tax liability of an entity that is not the Company (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (iii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)                                 The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)                                     The Company has not entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(j)                                    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)                                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(l)                                     Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income tax purposes.

(m)                             No Tax authority in any jurisdiction in which the Company does not file Tax Returns has asserted that the Company is or may be subject to Tax in that jurisdiction.

(n)                                 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

(o)                                 Each Company Benefit Plan is either exempt from Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) or is in material compliance with Section 409A. No amounts paid or payable under any Company Benefit Plan will result in an additional tax under Section 409A.  The Company is not liable for any tax gross-up, reimbursement or indemnification payments for any payments taxable under, or in connection with, Section 409A.

3.15                        Brokers’ Fees.  Except as set forth on Schedule 3.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.

3.16                        Insurance.  Schedule 3.16 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (the “Insurance Policies”) including any self-insurance or co-insurance programs.  True, correct and complete copies of the Insurance Policies have been made available to Acquiror.  Each Insurance Policy is in full force and effect and there are currently no claims pending against the Company under any Insurance Policy currently in effect and covering the property, Business or Employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date.  As of the date hereof, the Company has not received a written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.  Schedule 3.16 sets forth a true and correct claims history under each Insurance Policy since the Company’s inception.

3.17                        Licenses, Permits and Authorizations.  Except as set forth on Schedule 3.17, the Company has obtained all of the material licenses, approvals, consents, registrations, privileges and permits (collectively “Permits”)  necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business of the Company as currently conducted or proposed to be conducted and all such Permits are valid and in full force and effect.  No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

3.18                        Title to Assets.  Except as set forth on Schedule 3.18, the Company has good and valid title to all assets and other tangible property reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens.  Such assets and tangible property are in reasonable working condition, reasonable wear and tear excepted.

3.19                        Real Property.

(a)                                 The Company does not have any Owned Real Property.  Schedule 3.19 lists, as of the date of this Agreement, all Leased Real Property

(b)                                 The Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the Business as currently conducted and proposed to be conducted.  The Company has delivered to Acquiror full, complete and accurate copies of each of the Leases, including all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that materially adversely affect or may materially adversely affect the tenancy at any Leased Real Property (including, without limitation, any exercise of any lease options which the Company has knowledge of).

(c)                                  The Company holds a valid and existing leasehold interest under such Leases free and clear of any Liens except Permitted Liens.  The Leases constitute all of and the only agreements under which the Company holds leasehold or subleasehold interests in any real property and the Leases shall continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing.

(d)                                 The Company has not assigned, transferred, subleased, licensed, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Leases or granted occupancy rights in any parcel or portion of any parcel of Leased Real Property to any other Person.

3.20                        Intellectual Property.

(a)                                 Schedule 3.20(a) contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Patents”), registered and unregistered Marks owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Marks”) and registered and unregistered Copyrights owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (“Company Copyrights”), (ii) product and service offerings currently or previously researched, designed, developed, offered, performed and/or otherwise made commercially available by the Company, or which the Company intends to offer, perform and/or otherwise make commercially available within twenty four (24) months after the date hereof (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets (“Licenses In”) (other than for Shrink Wrap Code), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”).  In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 3.20(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b)                                 Except as set forth on Schedule 3.20(b):

(i)                                          with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business as currently conducted and proposed to be conducted, and (B) licensed to the Company by a third party (other than for Shrink Wrap Code), such Company Intellectual Property Assets are the subject of a written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens;

(ii)                                       all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Company Registered IP”) are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and all Company Intellectual Property Assets owned by or exclusively licensed to the Company, to the knowledge of the Company, are valid and enforceable;

(iii)                                    none of the Company Registered IP is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

(iv)                                   none of the Company Registered IP is subject to any proceedings or actions before any court or tribunal (including the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP (including any interference, reissue, re-examination or opposition proceeding); there is no patent or patent application of any third party that potentially interferes with a Company Patent;

(v)                                      there are no pending or threatened claims against the Company or any of its employees alleging that any of the operation of the Business, as currently conducted and proposed to be conducted, or any activity by the Company, or use, offering, provision, research, development, commercialization and/or other exploitation of any Product or the subject matter of any Company Intellectual Property Assets infringes, violates or misappropriates (or in the past infringed, violated or misappropriated) the rights of others in or to any Intellectual Property Assets or the subject matter thereof (collectively, “Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi)                                   neither the operation of the Business, as currently conducted and proposed to be conducted, nor any activity by the Company, nor use, offering, provision, research, development, commercialization and/or other exploitation of any Product infringes, violates or misappropriates, or in the past infringed, violated or misappropriated, or will infringe or misappropriate when conducted in a similar manner by Acquiror or the Company, any Third Party IP Asset;

(vii)                                the Company does not have any obligation to compensate any person for the use of any Intellectual Property Assets; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s Business, as currently conducted and proposed to be conducted, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Asset(s);

(viii)                             all former and current employees, consultants and contractors of the Company have executed valid and enforceable written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, other works of authorship and other technology, intellectual property and information relating to the Business of the Company or any of the Products (including any of the same that may be used with any Products) and (B) Intellectual Property Assets relating thereto; in each case where any Company Registered IP is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office, U.S. Copyright Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(ix)                                   to the knowledge of the Company, there is no, nor has there been any, infringement, violation or misappropriation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto or the subject matter thereof;

(x)                                      the Company has taken all necessary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business as currently conducted and proposed to be conducted (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Acquiror, and there has not been any breach by any party to such confidentiality agreements;

(xi)                                   (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code relating to any of the Products, and (B) the Company has not provided or disclosed any source code relating to any Product or any algorithms used or held for use by the Company to any person or entity;

(xii)                                each Product performs in accordance with any applicable documented specifications or descriptions;

(xiii)                             the Products (and software used to provide the Products) do not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Products or equipment upon which the Products are provided, or the integrity of the data, information or other content the Product produce;

(xiv)                            (A) none of the software incorporated in or used to provide or distribute the Products contain, incorporate, link or call to or otherwise use Free or Open Source Software, and (B) such software and any other software used by the Company do not incorporate, link, call or otherwise use (and in the past have not incorporated, linked, called or otherwise used) any Free or Open Source Software in a manner that (1) obligates (or obligated) the Company to disclose, make available, license, offer or deliver any portion of the source code related to the Products or the subject matter of any other Company Intellectual Property Assets to any third party other than the applicable Free or Open Source Software, or (2) imposes (or imposed) any restriction on the consideration to be charged for the distribution of any software related to the Products or the subject matter of any other Company Intellectual Property Assets;

(xv)                               the Company has not collected or used any personally identifiable information (“Personal Data”) from any third parties, other than as described on Schedule 3.20(b)(xv); in connection with the collection and/or use of  Personal Data, the Company has complied with (A) all applicable statutes and regulations in all relevant jurisdictions, its publicly available privacy policy, and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company or by third parties having authorized access to the Company’s databases or other records (the “Privacy Requirements”) and (B) all applicable statutes and regulations concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers; there is no restriction under any of the Privacy Requirements that would limit the use of Personal Data by Acquiror or the Company and the execution, delivery and performance of this Agreement complies with all Privacy Requirements; the Company (1) has security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties and (2) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements; the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession; the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties;

(xvi)                            the computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company; all Systems (to the extent dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, the Company;

(xvii)                         the Company is not currently participating in and has not participated in the past in any standards-setting organizations, industry bodies or consortia, or other multi-party special interest groups or activities (each, a “Standards Body”); no Standards Body has imposed or purported to impose, or will impose or purport to impose, any obligations on the Company or any of its affiliates (or, following the Closing, on Acquiror, the Company, or any other affiliate) with respect to licensing or granting of rights in any Company Intellectual Property Assets;

(xviii)                      the Company maintains a bug tracking database that contains records of known bugs maintained by its development or quality control groups with respect to the software related to the Products, and such database is current and complete with respect to known bugs;

(xix)                            no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any of the subject matter of the Company Intellectual Property Assets; and

(xx)                               to the knowledge of the Company, following the Closing, the Company will have the same rights and privileges in the Company Intellectual Property Assets and Personal Data as the Company had in the Company Intellectual Property Assets and Personal Data immediately prior to the Closing.

3.21                        Environmental Matters.  To the knowledge of the Company, as of the date of this Agreement, the Company is in compliance in all material respects with all Environmental Laws.  The Company holds all licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (“Environmental Permits”) to authorize the Company to operate its assets in a manner in which they are now operated and maintained and to conduct the Business of the Company as currently conducted and are in compliance in all material respects with all Environmental Permits required for the conduct of their respective operations.  There are no material lawsuits, actions, suits, written claims, notices of violation or other proceedings at law or in equity or, to the knowledge of the Company, investigations before or by any Governmental Authority pending or, to the knowledge of the Company, issued to or threatened, against the Company alleging violations of or liability under any Environmental Law (“Environmental Claims”).  The Company has not Released (as defined below) any Hazardous Material on, in, from, under or at any property currently or formerly operated or leased by the Company in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company.  To the knowledge of the Company, no Hazardous Material is present or has come to be located at any property currently operated or leased by the Company in an amount, manner or concentration that could reasonably be expected to result in material liability to the Company.  The Company has provided or made available to Acquiror all material documents, records and information in the possession or control of the Company concerning any environmental or health and safety matter relevant to the Company or to any property currently or formerly operated or leased by the Company, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, and reports, correspondence, and Environmental Permits issued by any Governmental Authority.  For purposes of this Section 3.21, “Release” or “Released” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing to, into or through the environment.

3.22                        Absence of Changes.

(a)                           Except as set forth on Schedule 3.22, from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Material Adverse Effect on the Company.

(b)                           Except as set forth on Schedule 3.22, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company (i) has, in all material respects, conducted their Business and operated its properties in the ordinary course of business consistent with past practice and (ii) has not engaged in any of the activities prohibited by Section 5.1 of this Agreement

3.23                        Affiliate Transactions.  Except for employment relationships and compensation, benefits and travel advances or as disclosed on Schedule 3.23, the Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, any officer, director, employee or consultant of the Company, the Holder Representative, or any officer or director of any Holder Representative or any Affiliate of any of the foregoing.

3.24                        Accounts Payable; Accounts Receivable.

(a)                           All accounts payable of the Company as set forth on Schedule 3.24(a) arose in bona fide arm’s length transactions in the ordinary course of business and no account payable in excess of $5,000 is delinquent in its payment.  Since its inception, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices.

(b)                           All of the accounts receivable of the Company as set forth on Schedule 3.24(b) are valid and enforceable claims, are not subject to any set-off or counterclaim.  Since its inception, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections.

3.25                        Illegal Payments.  Except as set forth on Schedule 3.25, neither the Company nor, to the knowledge of the Company, any Person affiliated with the Company, has ever offered, made or received on behalf of the Company any  payment or contribution of any kind, directly or indirectly, to any person, entity, or United States or foreign national, state or local government officials, Employees or agents or candidates therefor or other persons including, without limitation, any (i) payments, gifts or gratuities, (ii) bribes, kickbacks or other similar payments, whether lawful or unlawful, (iii) unlawful contributions to a domestic or foreign political party or candidate or (iv) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.).  The internal accounting controls of the Company are adequate to provide reasonable assurance that instances of any of the foregoing are detected in a timely manner.

3.26                        Disclosure.  This Agreement (including the Schedules hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  No representation or warranty by the Company contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) relating to such representations or warranties, and the other documents to be delivered at the Closing by or on behalf of the Company in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements and information contained therein true.  The Company has made available to Acquiror true, correct and complete copies of all documents described on any Schedule hereto.

3.27                        Customers and Suppliers.

(a)                                 Schedule 3.27(a) sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company for each of the two most recent fiscal years (the “Customers” and “Distributors”, respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”).  No Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.  No Customer, Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

(b)                                 Schedule 3.27(b) lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (collectively, “Suppliers”) from whom the Company purchased greater than $25,000 in goods and/or services over the course of the 12 months ending December 31, 2012, the amounts owing to each such Person, and whether such amounts are past due.  The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Acquiror as of the date of this Agreement as follows:

4.1                               Ownership of Purchased Shares.

Such Seller is the owner, beneficially and of record of, and have good and valid title to and unrestricted power to vote and sell, free and clear of any Lien all of the Purchased Shares set forth opposite its, his or her name on Annex A.  At Closing, such Seller will transfer good and valid title and interest to the Purchased Shares to Acquiror free and clear of any Lien.  Such Purchased Shares represent the only ownership or other interests such Sellers have in the Company.

4.2                               Due Authorization.

Such Seller has full power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.3                               Non-Contravention.

The execution, delivery and performance by the Seller of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Seller is a party or by which any of its assets are bound, (ii) if the Seller is an entity, violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Seller’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Seller; or (iv) require from the Seller any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

4.4                               Litigation.

There are no actions, suits, proceedings or orders pending or, to such Seller’s knowledge, threatened against or affecting such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby and to such Seller’s knowledge, there is no basis known for any of the foregoing.

4.5                               Governmental Authorities and Consents.

Such Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

4.6                               Brokers’ Fees.

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by such Seller or any of their Affiliates.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to the Company and the Sellers as of the date of this Agreement as follows:

5.1                               Corporate Organization.  Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the Commonwealth of Massachusetts and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

5.2                               Due Authorization.  Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Acquiror, and no other corporate proceeding on the part of Acquiror is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Acquiror and this Agreement constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3                               No Conflict.  Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the Articles of Organization, Bylaws or other organizational documents of Acquiror, or result in a material breach of any agreement, indenture or other instrument to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

5.4                               Litigation and Proceedings.  There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.  There is no unsatisfied judgment or any open injunction binding upon Acquiror which could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

5.5                               Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of the Company and the Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.6                               Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

ARTICLE VI.
COVENANTS OF THE COMPANY AND THE SELLERS

6.1                               Conduct of Business.  From the date of this Agreement through the Closing, the Company shall, except as contemplated by this Agreement or as consented to by Acquiror in writing, operate its business in the ordinary course and substantially in accordance with past practice.  Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Acquiror in writing, the Company shall not, except as otherwise contemplated by this Agreement:

(a)                                 change or amend the Certificate of Incorporation, Bylaws or other organizational documents of the Company, except as otherwise required by Law;

(b)                                 make or declare any dividend or distribution to the stockholders of the Company;

(c)                                  materially and adversely modify or terminate any Contract of a type required to be listed on Schedule 3.11(a), except in the ordinary course of business substantially in accordance with past practice, or enter into any other material transaction or materially change any business practice of the Company;

(d)                                 except in the ordinary course of business and in a manner substantially consistent with its past practices, (i) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, or (ii)  create any Lien (other than a Permitted Lien) on any material asset or property or any Intellectual Property Assets;

(e)                                  (i) take any action with respect to the grant of any material severance or material termination pay (other than pursuant to policies or agreements of the Company in effect on the date of this Agreement) which will become due and payable after the Closing Date; (ii) make any material change in the key management structure of the Company, including the hiring of additional officers or other key employees or the termination of existing officers or other key employees, other than in the ordinary course of business; (iii) adopt, enter into or materially amend any Company Benefit Plan or any individual employment, consulting, retention, change in control bonus or severance agreement or (iv) except pursuant to any written agreement in existence on the date hereof between the Company and such Person, increase in any material manner the rate or terms of compensation or benefits of any of its directors or senior officers, pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present;

(f)                                   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, in a single transaction or a series of related transactions;

(g)                                  make any loans, advances or capital contributions to any Person, except for advances to Employees or officers of the Company for expenses incurred in the ordinary course of business in accordance with past practice;

(h)                                 make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(i)                                     fail to timely pay any estimated Taxes;

(j)                                    issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class of the Company, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business substantially in accordance with past practice or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company outstanding on the date hereof;

(k)                                 redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company;

(l)                                     incur any Indebtedness (other than ordinary course borrowings in the ordinary course of business substantially in accordance with past practice under credit facilities existing on the date hereof and other than performance bonds or letters of credit entered into in the ordinary course of business substantially in accordance with past practice);

(m)                             waive, cancel, compromise or release any rights or claims of material value, whether or not in the ordinary course of business;

(n)                                 (i) make any capital expenditures that aggregate in excess of $10,000 or (ii) fail to repair any of the tangible assets of the Company that is necessary or advisable to maintain such assets in good working order;

(o)                                 institute or settle any claim or lawsuit for an amount;

(p)                                 except in the ordinary course of business and in a manner substantially consistent with its past practices, accelerate, postpone or otherwise alter the timing of payment of any account receivable to or any account payable from the Company; or

(q)                                 enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

6.2                               Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the Company, to all of its properties, books, contracts, commitments, tax returns, records and appropriate officers and Employees of the Company, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company as such representatives may reasonably request.

6.3                               Notice of Certain Events.  Until the Closing, the Holder Representative and the Company shall promptly notify Acquiror in writing of any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, (i) would have been required to be set forth or described in any Schedule to this Agreement in order to make the representations and warranties of the Company and the Sellers true and correct, (ii) that constitutes a breach or prospective breach of this Agreement by the Company or the Sellers or (iii) had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  No notice pursuant to this Section 6.3 shall affect any representation or warranty given by the Company or the Sellers hereunder or any of Acquiror’s rights hereunder, including under Articles IX and XII.

6.4                               Code § 280G Vote.  On or prior to the date hereof, the Company has delivered to Acquiror effective waivers from each recipient of Section 280G Payments, which waivers shall cause such Section 280G Payment to not be paid unless stockholder approval is obtained pursuant to the 280G Stockholder Approval Procedures. The Company has submitted to its stockholders for approval, in a manner intended to comply with the stockholder approval procedures set forth in Code § 280G(b)(5)(3) and the regulations thereunder (the “280G Stockholder Approval Procedures”) any payments and/or benefits that may separately or in the aggregate, constitute “excess parachute payments,” within the meaning of § 280G(b)(1) of the Code (“Section 280G Payments”) and has delivered to Acquiror certification that such stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder (subject to the proviso in the immediately preceding sentence) and indicated whether the requisite stockholder approval was obtained with respect to any Section 280G Payments that were subject to the stockholder vote.

6.5                               Stockholder Approval.  The Company has obtained the written consent of the holders of all of the outstanding shares of the capital stock of the Company entitled to vote on this Agreement (the “Stockholder Written Consent”).

6.6                               Exclusivity.  Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article X, except for the transactions contemplated by this Agreement, the Company, the Sellers and the Holder Representative will not, and will cause each of their respective Affiliates and representatives not to, directly or indirectly, solicit, encourage, enter into or continue any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the transactions contemplated by this Agreement, the sale or transfer of voting control of the Company, the sale of all or substantially all the assets of the Company, or any merger, recapitalization or similar transaction with respect to the Company or its Businesses (and “Acquisition Transaction”).  The Company shall, the Sellers shall, and the Holder Representative shall, and each of the foregoing shall cause their respective Affiliates, directors, officers, counsel, advisors, agents or other representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any Acquisition Transaction.  The Company , the Sellers and the Holder Representative, and each of their respective Affiliates, officers, directors, employees, counsel, advisors, agents or other representatives, do not have any agreement, arrangement or understanding with respect to any Acquisition Transaction (except for this Agreement).  The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.6 are not performed in accordance with the specific terms hereof or are otherwise breached.  It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.6 in addition to any other remedy to which such party may be entitled, at law or in equity.

ARTICLE VII.
COVENANTS OF ACQUIROR

7.1                               Indemnification and Insurance.

(a)                                 From and after the Closing, Acquiror agrees that it shall cause the Company to continue to indemnify and hold harmless each person who was a director or officer of the Company immediately prior to the Closing against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and its respective Certificate of Incorporation, Bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that the person to whom such expenses are advanced provides an undertaking to the Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)                                 For a period of six (6) years from the Closing Date, Acquiror shall cause the Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Acquiror) on terms not materially less favorable than the terms of such current insurance.  Notwithstanding the foregoing, nothing herein shall require Acquiror or any of its Subsidiaries or Affiliates to make expenditures in excess of $50,000in the aggregate for premiums for the maintenance of any directors’ and officers’ liability insurance coverage with respect to pre-Closing periods.

ARTICLE VIII.
JOINT COVENANTS

8.1                               Support of Transaction; Consents.  Acquiror, the Company and the Sellers shall each: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents and notices required to be obtained or delivered in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all consents or approvals of, and to provide all notices to, all third parties that any of Acquiror, the Company, the Sellers or their respective Affiliates are required to obtain or provide in order to consummate the transactions contemplated hereby, and (c) take such other action as may be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable (and in any event on or before the date specified for the Closing pursuant to Section 2.3); provided, however, that this Section 8.1 shall not require any party to waive any condition set forth in Article IX.  Notwithstanding the foregoing, in no event shall any party to this Agreement be obligated to bear any material expense or pay any material fee or grant any material concession in connection with providing any notice or obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby pursuant to the terms of any Contract to which such Person is a party.

8.2                               Termination of Affiliate Obligations.  On or before the Closing Date, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, all liabilities and obligations between the Company, on the one hand, and one or more of the Sellers, the Holder Representative or any Affiliate thereof, on the other hand, including any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company, on the one hand, and one or more of the Sellers, the Holder Representative or any Affiliate thereof, on the other hand, shall be terminated in full, without any liability for the Company following the Closing.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

9.1                               Conditions to Obligations of Acquiror, the Company and the Sellers.  The obligations of Acquiror, the Company and the Sellers to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)                                 Any affirmative approval of a Governmental Authority required under any similar foreign law shall have been obtained.

(b)                                 No Governmental Authority having jurisdiction over any party hereto shall have issued any Governmental Order or other action that is in effect (whether temporary,

preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

(c)                                  This Agreement shall have been adopted and approved by the respective boards of directors of Acquiror and Company and the Stockholder Written Consent has been obtained in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws.

9.2                               Conditions to Obligations of Acquiror.  The obligations of Acquiror to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)                                 Representations and Warranties.  Other than changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, each of the representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except that (i) any representations and warranties which speak as to another date shall be true and correct in all material respects at and as of such date, and (ii) any representations and warranties that are qualified with respect to materiality or a Material Adverse Effect shall be true and correct in all respects.

(b)                                 Performance of Obligations of the Company.  The covenants of the Company and the Sellers to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)                                  Officer’s Certificate.  The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, in his or her capacity as an officer of the Company and not as an individual, dated the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)                                 Secretary’s Certificate.  The Company shall have delivered a certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the votes of the Company’s board of directors authorizing and approving the applicable matters contemplated hereunder, (iv) a copy of Stockholder Written Consent, (v) certification that a stockholder vote was solicited with regard to the Section 280G Payments in conformance with Section 280G of the Code and the regulations promulgated thereunder and (vi) a copy of the resignation of the board of directors and officers of the Company as of Closing.

(e)                                  Termination of Certain Agreements.  The Company shall have received and delivered to Acquiror written evidence of the termination of the agreements set forth on Schedule 9.2(e).

(f)                                   Payoff Letters.  Acquiror shall have received payoff letters in the customary form of the issuing financial institution or other Person with respect to the payment of the Funded Debt and the release of any Lien related thereto.

(g)                                  Company Material Adverse Effect.  Since the date of the Agreement, there shall not have occurred a Material Adverse Effect on the Company.

(h)                                 Consents.  All consents, waivers and approvals from any third parties set forth on Schedule 9.2(h) shall have been made or obtained and evidence thereof shall have been delivered by the Company to Acquiror.

(i)                                     Stockholder Written Consent.  The Company shall have obtained the Stockholder Written Consent.

(j)                                    Releases.  As of immediately before the Closing, each Seller will have executed a release agreement in the form provided by Acquiror.  In the interest of clarity, such Sellers’ receipt of their portion of the Purchase Price shall be contingent on their execution of such release agreement.

(k)                                 Management Pool Waiver and Release.  As of immediately before the Closing, each member of the Management Pool will have executed a waiver and release in the form provided by Acquiror.  In the interest of clarity, such members’ receipt of their portion of the Purchase Price shall be contingent on their execution of such waiver and release.

(l)                                     Employment and Consulting Agreements.  As of immediately before the Closing, Steven K. Wilson shall have executed an employment agreement with the Company.  Each individual listed on Schedule 9.2(l) who is offered continued employment with the Company with Acquiror approval will not have taken any action or expressed any intent to terminate or modify such employment relationship, and will have in place all certifications, clearances and authorizations required to perform the duties of the specified position. Each individual listed on Schedule 9.2(l) who is offered consulting services with Acquiror or continued consulting services with the Company with Acquiror’s approval will have executed a consulting agreement in the form provided by Acquiror, will not have taken any action or expressed any intent to terminate or modify such acceptance, and will have in place all certifications, clearances and authorizations required to perform the duties of the specified position.

(m)                             Proprietary Information and Inventions Assignment.  As of immediately before the Closing, Steven K. Wilson and each individual listed on Schedule 9.2(m) will have executed a proprietary  information and inventions assignment in the form provided by Acquiror.  In addition, as of immediately before the Closing, Michael P. Ashley will have executed a confirmatory proprietary information and inventions assignment in the form provided by Acquiror.

(n)                                 Noncompetition Agreement.  As of immediately before the Closing, each individual listed on Schedule 9.2(n), which shall list each holder of 3% or more in interest of the capital stock of the Company and each holder who is an employee or consultant of the Company, will have executed a Noncompetition and Nonsolicitation Agreement substantially in the form attached hereto as Exhibit A.

(o)                                 FIRPTA Certificate.  The Company will have delivered to Acquiror, in a form reasonably satisfactory to Acquiror, a duly authorized and executed certificate stating that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

(p)                                 No Litigation.  No Proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or  (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(q)                                 Completion of Due Diligence.  Acquiror shall have completed, to its satisfaction, its due diligence investigation of the Company.

(r)                                    Schedule of Payment.  The Company will have delivered to Acquiror a schedule of payments setting forth the details of the payments to be made at the Closing, including but not limited to, the amount of the payments to be made to each Seller and other Persons and the payment method.  Such schedule of payments shall include the details of the payments to be made through any payroll processer, if applicable, including the amounts of employee withholding taxes and employer paid payroll taxes.

9.3                               Conditions to the Obligations of the Company and the Sellers.  The obligation of the Company and the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                                 Representations and Warranties.  Other than changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except that (i) any representations and warranties which speak as to another date shall be true and correct in all material respects at and as of such date, and (ii) any representations and warranties that are qualified with respect to materiality or a Material Adverse Effect shall be true and correct in all respects.

(b)                                 Performance of Obligations of Acquiror.  The covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)                                  Officer’s Certificate.  Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, in his or her capacity as an officer of Acquiror and not as an individual, dated the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

ARTICLE X.
TERMINATION/EFFECTIVENESS

10.1                        Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by written consent of the Company, the Sellers representing a majority in interest of the Purchased Shares and Acquiror;

(b)                                 prior to the Closing, by written notice to the Company and the Sellers from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company or the Sellers set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or the Sellers through the exercise of its reasonable best efforts, then, for a period of up to ten (10) days after receipt by the Company or the Sellers of notice from Acquiror of such breach, but only as long as the Company or the Sellers continues to use their reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before May 30, 2013 (the “Termination Date”);

(c)                                  prior to the Closing, by written notice to Acquiror from the Company and the Sellers if there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to ten (10) days after receipt by Acquiror of notice from the Company and the Sellers of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or

(d)                                 by written notice of Acquiror or the Company and the Sellers to the other party if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of any of the transactions contemplated hereby and such Governmental Order or other action shall have become final and nonappealable, or if there shall be adopted any applicable Law that makes consummation of any of the transactions contemplated hereby illegal or otherwise prohibited.

10.2                        Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders; provided, however, that, in the event this Agreement is terminated pursuant to Section 10.1, the parties hereto acknowledge that it is the intention of the parties hereto that no party shall have any remedy or right to recover for any Losses resulting from any breach of any representation, warranty or covenant contained herein unless such breach was intentional and willful on the part of the breaching party.  The provisions of Sections 10.2, 13.4, 13.5, 13.6, 13.10, 13.12, 13.14, 13.15, 13.16 and 13.17, and the Confidentiality Agreement, shall survive any termination of this Agreement.

ARTICLE XI.
HOLDER REPRESENTATIVE

11.1                        Designation and Replacement of Holder Representative.  The parties have agreed that it is desirable to designate a representative to act on behalf of the Sellers and members of the Management Pool for certain limited purposes, as specified herein (the “Holder Representative”).  The parties have designated Steven K. Wilson as the initial Holder Representative.  The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares immediately prior to the Closing (the “Majority Holders”).  In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

11.2                        Authority and Rights of the Holder Representative; Limitations on Liability.  The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement and the Escrow Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Sellers or the members of the Management Pool except as expressly provided herein.  Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to, after the Closing, (i) negotiate and enter into amendments to this Agreement for and on behalf of the Sellers or the members of the Management Pool, (ii) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby, (iii) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby, including any disputes related to the achievement of Earnout Consideration triggering events and the payout of Earnout Consideration in accordance with Sections 2.5 and/or 2.6, and (iv) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing.  The Holder Representative shall have no liability to Acquiror, the Company, any Seller or any member of the Management Pool with respect to actions taken or omitted to be taken in its capacity as the Holder Representative.  The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Holder Representative shall be entitled to reimbursement from funds released from the Sellers and members of the Management Pool for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

ARTICLE XII.
INDEMNIFICATION

12.1                        Survival of Representations, Warranties and Covenants.  Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect until twenty-four (24) months after the Closing Date provided, however, that (A) the representations and warranties set forth in Sections 3.1 (Corporate Organization of the Company), 3.3 (Due Authorization), 3.6 (Capitalization of the Company), 3.14 (Taxes), 3.15 (Brokers’ Fees), 3.20 (Intellectual Property), 4.1 (Ownership of Purchased Shares), 4.2 (Due Authorization) and 4.6 (Brokers’ Fees) (collectively, the “Fundamental Representations”), (B) the representations and warranties in Sections 3.12 (Employee Benefit Plans) and 3.21 (Environmental Matters), (C) the indemnification obligations of the Sellers and the members of the Management Pool pursuant to Section 12.2(c) of this Agreement and (D) the indemnification obligations of the holders of Preferred Shares, the members of the Management Pool and Steven K. Wilson and Michael P. Ashley pursuant to Section 12.2(j) of this Agreement each shall survive the Closing Date until the date that is sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim.  The date on which (i) any representation or warranty shall expire pursuant to the terms of this Section 12.1 or (ii) the indemnification obligations of the Sellers and the members of the Management Pool pursuant to Section 12.2(c) of this Agreement shall be deemed to be the “Survival Expiration Date” of each such representation, warranty, covenant or other agreement, as applicable.  Each of the covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

12.2                        Indemnification.

(a)                                 From and after the Closing, subject to Section 12.4, the Sellers and the members of the Management Pool shall, severally but not jointly, hold harmless and indemnify Acquiror and its Subsidiaries, and each of their respective Affiliates, officers, directors, employees, equityholders, partners and members (collectively, the “Acquiror Indemnified Parties”) from and against, and shall compensate and reimburse each of the Acquiror Indemnified Parties for, any and all Losses to the extent attributable to:

(i)                                          any breach of any representation or warranty the Company or the Sellers have made in this Agreement or in any certificate delivered pursuant to Section 9.2 hereof;

(ii)                                       any breach, violation or default by the Company or the Sellers of any covenant, agreement or obligation of the Company or the Sellers in this Agreement (each, a “Company Covenant,” and collectively, the “Company Covenants”);

(iii)                                    any Holder Allocable Expenses in excess of the Estimated Holder Allocable Expenses;

(iv)                                   any Funded Debt not reflected on the Schedule of Funded Debt or not paid off at Closing;

(v)                                      any liability relating to the engagement letter by and between the Company and BTI Group which is not paid off at Closing; and

(vi)                                   a claim by any holder of equity interests or capital stock of the Company that it is entitled to any portion of the Purchase Price.

(b)                                 Subject to Section 12.4, Acquiror shall indemnify and hold the Holder Representative and the Sellers and the members of the Management Pool (collectively, the “Seller Indemnified Parties”) harmless for any and all Losses to the extent attributable to (i) any breach of any representation or warranty Acquiror has made in this Agreement or in any certificate delivered pursuant to Section 9.3 hereof or (ii) any breach, violation or default by Acquiror of any covenant, agreement or obligation of Acquiror in this Agreement.

(c)                                  The Sellers and the members of the Management Pool shall, severally but not jointly, indemnify the Acquiror Indemnified Parties and hold them harmless from and against, and shall compensate and reimburse each of the Acquiror Indemnified Parties for, any and all Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any breach of the representations in Section 3.14, (v) any breach of the covenants with respect to Taxes contained in Article VI, and (vi) any withholding taxes, employer side taxes, payroll taxes, or similar taxes incurred by reason of, or imposed on or with respect to, any payments made to, or for the benefit of, the Sellers or the Management Pool.  In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business  on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)                                 The holders of Preferred Shares, the members of the Management Pool, Steven K. Wilson and Michael P. Ashley shall, severally but not jointly, indemnify the Acquiror Indemnified Parties and hold them harmless from and against, and shall compensate and reimburse each of the Acquiror Indemnified Parties for, any and all Losses attributable to any claim by any Seller related to the Purchased Shares, including, but not limited to claims that a Seller is entitled to a greater portion of the Purchase Price than paid under the Agreement and claims in connection with the tax treatment of the Purchased Shares and tax and federal and state securities laws compliance.

(e)                                  The Acquiror Indemnified Parties shall have recourse against the Escrow Fund and all unpaid Earnout Consideration with respect to any Losses resulting from the matters referred to in this Section 12.2.

(f)                                   The Sellers and the members of the Management Pool shall, severally but not jointly, indemnify the Acquiror Indemnified Parties in accordance with their portion of the Purchase Price allocated, which indemnification obligation shall not exceed the portion of the Purchase Price he, she or it has actually received; provided that this Section 12.2(f) does not apply to Section 12.2(d) and with respect to Section 12.2(d), the holders of Preferred Shares, the members of the Management Pool, Steven K. Wilson and Michael P. Ashley hereby agree to indemnify the Acquiror Indemnified Parties for any additional amount of Losses, if any, on a pro rata basis, equal to the difference between the Purchase Price received by all Sellers and the members of the Management Pool and the Purchase Price he, she or it has actually received.

12.3                        Indemnification Claim Procedures.  If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give notice to the Indemnitor.  Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice.  An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate with the conduct of such defense by the Indemnitor and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor (i) may not assume the defense of any Action unless such Indemnitor first provides written notice to the Indemnified Party that the Indemnitor would be liable under the provisions hereof for indemnity in the amount of such Indemnification Claim if such Indemnification Claim were valid and that the Indemnitor disputes and intends to defend against such Indemnification Claim at the Indemnitor’s own cost and expense and (ii) will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party.  Notwithstanding any of the foregoing, the Indemnitor shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the third party claim which such Indemnitor seeks to assume control of: (i) seeks non-monetary relief; (ii) involves criminal or quasi-criminal allegations; (iii) is one in which an Indemnitor and the

Indemnified Party are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; (iv) could reasonably be expected to adversely affect the Taxes of the Business acquired by Acquiror hereunder for a taxable period (or portion thereof) beginning after the Closing Date; or (v) involves a claim for which an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects.  If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within ten (10) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assumes such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).  A claim for any matter not involving a third party may be asserted by written notice to the party from whom indemnification is sought; provided, however, that any Indemnification Claim in respect of any actual or alleged breach of representation, warranty, covenant or agreement contained herein must be asserted prior to the expiration of the survival period provided for in Section 12.1.

12.4                        Limitations on Indemnification Liability.  Any claims an Indemnified Party makes under this Article XII will be limited as follows:

(a)                                 Indemnification Cap.  Notwithstanding any other provision hereof to the contrary but subject to the provisions of Section 12.2(f) and this Section 12.4, the aggregate amount of Losses for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed the aggregate amount of Purchase Price actually paid by Acquiror (the “Cap”), provided, however, that the Cap shall not apply (i) to breaches of Fundamental Representations, (ii) Section 12.2(a)(ii), (iii) in the case of fraud, intentional misrepresentation or willful breach, and (iv) Section 12.2(d).

(b)                                 Basket.  Notwithstanding any provision hereof to the contrary, the Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(a)(i) to the extent the aggregate amount of all Losses incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to Section 12.2(a)(i) exceeds $100,000 (the “Basket Amount”); provided, however, (i) if the aggregate amount of Losses incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to this Article XII exceeds the Basket Amount, the Acquiror Indemnified Parties shall be entitled to recover from the first dollar of such Losses and (ii) the Basket Amount shall not apply to (i) breaches of Fundamental Representations and Section 12.2(a)(ii)-(vi), (ii) in respect of indemnification claims made pursuant to Sections 12.2(c) and (d) of this Agreement, or (iii) the case of fraud, intentional misrepresentation or willful breach.  Notwithstanding any provision hereof to the contrary, the Seller Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(b)(i) to the extent the aggregate amount of all Losses incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XII exceeds the Basket Amount, and the Seller Indemnified Parties shall be entitled to recover from the first dollar of such Losses.

(c)                                  Consequential; Punitive and Other Special Damages.  Notwithstanding any provision in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification for consequential, punitive, indirect or special damages unless such damages are awarded to a third party and such Indemnified Party is entitled to indemnification under this Article XII with respect to such award; provided, however, any Losses in the nature of diminution in value or lost profits are expressly excluded from the limitations set forth in this Section 12.4(c) and an Indemnified Party shall be entitled to indemnification for such Losses.

12.5                        Materiality.  For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the parties in this Agreement but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

12.6                        Limitation on Contribution and Certain Other Rights.  The Holder Representative hereby agrees that if, following the Closing, any claim is made by any Seller Indemnified Party or any amount otherwise becomes due from any Seller Indemnified Party pursuant to this Article XII in respect of any Losses (a “Loss Payment”), then, subject to the provisions of Section 7.1, such Seller Indemnified Party shall have no rights against the Company or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto.

12.7                        Escrow Account.

(a)                                 On October 31, 2014 (the “First Release Date”), the Escrow Agent shall release to the Holder Representative any remaining amount of the Initial Escrow Amount, less the aggregate amount of all Losses specified in any then unresolved indemnification claims made by the Acquiror Indemnified Parties pursuant to this Article XII, less the amount of Closing Working Capital Adjustment pursuant to Section 2.4(c)(iii) (if elected by Acquiror).  To the extent that any amount has been reserved and withheld from distribution from the Initial Escrow Amount on the First Release Date on account of an unresolved claim for indemnification and, subsequent to the First Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to Acquiror the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to the Holder Representative an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.  On the date that is 18 months following the First Earnout Payment Date (to the extent the First Earnout Amount is earned) (the “Second Release Date”), the Escrow Agent shall release to the Holder Representative any remaining amount of the Additional Escrow Amount, less the aggregate amount of all Losses specified in any then unresolved indemnification claims made by the Acquiror Indemnified Parties pursuant to this Article XII, less the amount of Closing Working Capital Adjustment pursuant to Section 2.4(c)(iii) (if elected by Acquiror and not otherwise satisfied from the Initial Escrow Amount).  To the extent that any amount has been reserved and withheld from distribution from the Additional Escrow Amount on the Second Release Date on account of an unresolved claim for indemnification and, subsequent to the Second Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to Acquiror the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to the Holder Representative an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.  The parties hereto agree that the accrued interest earned on the Escrow Amount shall be added to the corpus of the Escrow Amount and shall be available to fund indemnity claims made by the Indemnified Parties pursuant to this Article XII.

(b)                All parties hereto agree for all tax purposes: (i) the right of the Sellers to receive any portion of the Escrow Amount shall be eligible to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate (except to the extent such amounts are compensatory); (ii) Acquiror shall be treated as the owner of the amount in the Escrow Amount solely for tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Acquiror pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; and (iii) if and to the extent any amount of Escrow Amount paid to the Stockholders is actually distributed thereto, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code (except to the extent such amounts are compensatory).  All parties hereto shall file all Tax Returns consistently with the foregoing.

ARTICLE XIII.
MISCELLANEOUS

13.1                        Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, if applicable, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13.2                        Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person or sent by facsimile, (b) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (c) when delivered by FedEx or other nationally recognized overnight delivery service:

(a)                If to Acquiror (or, after the Closing, the Company), to:

Courier New Media, Inc.
15 Wellman Avenue
N. Chelmsford, MA 08163
Facsimile: (978) 251-0976

Attention:  Rajeev Balakrishna
Senior Vice President and General Counsel

with copies to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile: (617) 570-1981
Attention: Robert P. Whalen, Jr., Esq.

If to the Company or the Sellers prior to the Closing, to:

FastPencil, Inc.

307 Orchard City Drive, Suite 210
Campbell, CA 95008
Facsimile: (408) 540-7572
Attention: Steven K. Wilson

with copies to:

Law Offices of Michael J. Kimball, Esq.
548 Market Street; #26269
San Francisco, California 94104
Facsimile: (415) 276-2343
Attention: Michael J. Kimball, Esq.

and to the Holder Representative:

307 Orchard City Drive, Suite 210
Campbell, CA 95008
Facsimile: (408) 540-7572
Attention: Steven K. Wilson

or to such other address or addresses as the parties may from time to time designate in writing.

13.3                        Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Acquiror may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Acquiror’s rights to seek indemnification hereunder) to (i) any Affiliate of Acquiror (ii) as collateral to any lender of Acquiror, the Company or any of their respective Affiliates, or (iii) to the successor in interest upon a change of control of Acquiror; provided that no such assignment shall relieve Acquiror of any obligation hereunder.  Upon any such assignment by Acquiror, the references in this Agreement to Acquiror shall also apply to any such assignee unless the context otherwise requires.  Any purported assignment without such prior written consent or as otherwise permitted by the terms of this Section 13.3 shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.4                        Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) in the event the Closing occurs, the past, present and future officers and directors of the Company shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 7.1, as applicable, and (ii) the officers, directors, employees, incorporators, stockholders, partners, members, Affiliates, agents, advisors and representatives of the parties, and any Affiliate of any of the foregoing, are intended third-party beneficiaries of, and may enforce, Section 13.17.

13.5                        Expenses.  Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

13.6                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

13.7                        Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

13.8                        Schedules, Annexes and Exhibits.  The Schedules, Annexes and Exhibit referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to articles, sections, paragraphs, Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules in respect of which such disclosure is reasonably apparent on its face.  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9                        Construction.

(a)                                 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)                                  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)                                   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

13.10                 Entire Agreement.  This Agreement (together with the Schedules and Exhibits hereto) and that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of January 14, 2013, between Acquiror and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby; provided, however, that this provision shall in no way limit a party’s rights against any other party in connection with fraud.

13.11                 Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Acquiror, the Company and the Holder Representative and which makes reference to this Agreement.  The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.11.

13.12                 Publicity.  Acquiror may issue press releases, and make such other disclosures regarding the Agreement and the transactions contemplated hereby, as it determines are required under applicable securities laws or regulatory rules or as it deems otherwise appropriate, provided that it may provide the Holder Representative with press releases in advance for his review.  The Company, the Sellers or the members of the Management Pool shall not make any public announcement relating to this Agreement or the transactions contemplated hereby.

13.13                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.14                 Jurisdiction.  Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.14.

13.15                 Service of Process.  For purposes of this Agreement, each of the parties hereto hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with this Section 13.15 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.2, will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

13.16                 Specific Performance and Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy to which any party is entitled at law or in equity, exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).  The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company and the Sellers, on the one hand, and to prevent or restrain breaches of this Agreement by Acquiror, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

13.17                 No Reliance.  There are no promises, representations, agreements, arrangements, or understandings, oral or written, among the parties or any subset thereof relating to the subject matter of this Agreement which are not fully expressed in this Agreement.  No party has relied upon, and no party shall be entitled to rely upon, any promises, representations, agreements, arrangements, or understandings, oral or written, among the parties or any subset thereof relating to the subject matter of this Agreement which are not fully expressed in this Agreement.

13.18                 Legal Advice. Each party confirms that it has carefully read and reviewed this Agreement.  Each party acknowledges that it has been advised in connection with this Agreement by its legal counsel and that it fully understands all of the Agreement’s terms and conditions.  Each party executes and delivers this Agreement freely and voluntarily.

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IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:

COURIER NEW MEDIA, INC.

By:	/s/ Peter M. Folger
Name:	Peter M. Folger
Title:	Senior VP and Chief Financial Officer

COMPANY:

FASTPENCIL, INC.

By:	/s/ Steven K. Wilson
Name:	Steven K. Wilson
Title:	CEO

HOLDER REPRESENTATIVE:

/s/ Steven K. Wilson
STEVEN K. WILSON

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

/s/ Benjamin William Strack
Benjamin William Strack

/s/ William Alberry Kercheville, 3rd
William Alberry Kercheville, 3rd

/s/ William Ihrie
William Ihrie

/s/ Brent Berry Kercheville
Brent Berry Kercheville

/s/ Brian Gilliam
Brian Gilliam

/s/ Bruce Scott Butterfield
Bruce Scott Butterfield

/s/ Carole Sanders
Carole Sanders

/s/ Catherine Ashley
Catherine Ashley

Mr. Christopher G. Marr, Trustee(s) of his Succesor Trustee(s) of the Marr Separate Property Trust dated October 29, 2008

/s/ Christopher G. Marr
Christopher G. Marr

/s/ Charles Durham
Charles Durham

/s/ Dale Jacques
Dale Jacques

/s/ David James Claytor
David James Claytor

/s/ William D. Davenport
William D. Davenport

/s/ Donald C. Truex
Donald C. Truex

/s/ Erica Olin Giannini
Erica Olin Giannini

/s/ Frank Mara
Frank Mara

/s/ Howard Louis McMillan
Howard Louis McMillan

Equity Trust Company for the benefit of Jack Dent

By:	/s/ Jack Dent
Name:	Jack Dent
Title:

/s/ Jack Lynn Dent
Jack Lynn Dent

/s/ Jamie Sue Gill
Jamie Sue Gill

/s/ Jeffrey Earl Horst
Jeffrey Earl Horst

/s/ Jeff Roper
Jeff Roper

/s/ Jeremy Scott McNevin
Jeremy Scott McNevin

/s/ James Latimer
James Latimer

/s/ John Joseph Kilcullen
John Joseph Kilcullen

/s/ John E. Skirtich
John E. Skirtich

/s/ Kevin Geoffrey Crane
Kevin Geoffrey Crane

/s/ Kurt Hoffman
Kurt Hoffman

/s/ Lisa Diane Hilseth
Lisa Diane Hilseth

/s/ Mariena Tyeson Foley
Mariena Tyeson Foley

/s/ Martin Anthony Logies
Martin Anthony Logies

Martin Anthony Logies as
Nominee for Sunnyvale Partners

By:	/s/ Martin Logies
Martin Logies

IRA Trust Services FBO Mary Helen Harris

By:	/s/ Mary Harris
Name:	Mary Harris
Title:

/s/ Matthew James O’Leary
Matthew James O’Leary

/s/ Michael Peter Ashley
Michael Peter Ashley

/s/ Michael Peter Bertoldo III
Michael Peter Bertoldo III

/s/ Michael C. Wilson
Michael Clyde Wilson

/s/ Michael Gary Eubank
Michael Gary Eubank

/s/ Michael E. McCarthy, Jr.
Michael E. McCarthy, Jr.

/s/ Mitchell Maurice Millwee
Mitchell Maurice Millwee

/s/ Paul Anthony Fincher
Paul Anthony Fincher

/s/ Peter Louis Pomeroy
Peter Louis Pomeroy

/s/ Philip A. Scatena
Philip A. Scatena

Pensco Trust, fbo Philip A. Scatena IRA

By:	/s/ Philip A. Scatena
Name:	Philip A. Scatena
Title:	Administrator of Trust

/s/ Rajeev Bennet Cyrus
Rajeev Bennet Cyrus

/s/ Randy M. Haykin
Randy M. Haykin

/s/ Rani Mahapatra
Rani Mahapatra

/s/ Richard Mina
Richard Mina

/s/ Richard Paul Scheibley
Richard Paul Scheibley

/s/ Robert Kinsey Holmes
Robert Kinsey Holmes

/s/ Rodney Ed Graham
Rodney Ed Graham

/s/ Stephen John O’Deegan
Stephen John O’Deegan

/s/ Steven Keith Wilson
Steven Keith Wilson

/s/ Tracy Wickham
Tracy Wickham

/s/ Robert Tyler Peak
Robert Tyler Peak

/s/ Zachary Allen Echols
Zachary Allen Echols